News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
THIRD QUARTER 2010 RESULTS

●	Earnings per diluted share for third quarter 2010 of $0.57, up 73% over 2009
●	Quarterly results include $4.7 million in employee severance and settlement costs
●	Quarterly premium revenues of $1 billion, up 10% over 2009
●	Quarterly operating income of $30 million, up nearly 100% over 2009
●	Quarterly EBITDA of $46.5 million, up 87% over 2009
●	186,000 new members enrolled since the third quarter 2009
●	Revised 2010 earnings guidance to $1.90 per diluted share

Long Beach, California (October 26, 2010) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the third quarter and nine months ended September 30, 2010.

Net income for the quarter was $16.2 million, or $0.57 per diluted share, compared with net income of $8.6 million, or $0.33 per diluted share, for the quarter ended September 30, 2009.

“During the third quarter, we maintained our focus on medical costs and benefited from enrollment and revenue growth.  Our year-to-date performance demonstrates that we continue to make progress in improving our operations while investing in expansion into new markets and new programs,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “Now more than ever our state partners need the value we can add – expanded access to care, better coordination of services and clinical outcomes, as well as cost containment for their Medicaid populations.”

Revised 2010 Earnings Per Share Guidance

The Company has revised its guidance for fiscal year 2010 earnings to $1.90 per diluted share.  Additional details regarding the Company’s guidance is provided below.

Overview of Financial Results

Third Quarter 2010 Compared with Second Quarter 2010

Net income for the third quarter of 2010 increased $5.6 million from the second quarter of 2010.  Operating income increased 41%, primarily due to lower medical care costs in the third quarter.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 84.2% in the third quarter of 2010 compared with 86.0% in the second quarter of 2010.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

Third Quarter 2010 Compared with Third Quarter 2009

Health Plans

Premium revenue grew 10% in the third quarter of 2010 compared with the third quarter of 2009.  The revenue increase was primarily due to a membership increase of 13% as of September 30, 2010, compared with membership as of September 30, 2009.  Medicare enrollment exceeded 22,000 members at September 30, 2010, and Medicare premium revenue for the quarter was $70.7 million compared with $33.7 million in the third quarter of 2009.

On a per-member-per-month, or PMPM, basis, consolidated premium revenue was flat, because the impact of premium reductions tied to the elimination of the pharmacy benefit in Ohio and Missouri were offset by increased Medicare enrollment and higher Medicaid rates exclusive of the pharmacy cuts in Ohio and Missouri.  Exclusive of the pharmacy cuts, premium revenue PMPM increased approximately 6.4%.  Approximately one half of the percentage increase in PMPM revenue exclusive of the pharmacy cuts in Ohio and Missouri was due to an increase in the Company’s Medicare enrollment as a percentage of total enrollment; the other half of the increase was due to higher Medicaid premium rates.

The medical care ratio decreased to 84.2% in the third quarter of 2010 compared with 86.7% for the same period of 2009.

The medical care ratio of the California health plan decreased to 80.3% in the third quarter of 2010 from 92.3% in the third quarter of 2009, primarily due to provider network restructuring and improved medical management.  Lower inpatient costs were the greatest contributor to the decrease in the California health plan’s medical care ratio.

The medical care ratio of the Ohio health plan decreased to 81.2% in the third quarter of 2010 from 85.6% in the third quarter of 2009, primarily due to an increase in Medicaid premium PMPM of approximately 6% effective January 1, 2010.

The medical care ratio of the Utah health plan decreased to 84.9% in the third quarter of 2010 from 92.5% in the third quarter of 2009, primarily due to a decrease in provider rates and an increase in Medicaid premium PMPM of approximately 8% effective July 1, 2010.

The medical care ratio of the Washington health plan decreased to 79.4% in the third quarter of 2010 from 83.0% in the third quarter of 2009, primarily due to reduced fee-for-service costs in the inpatient, outpatient and physician categories, and an increase in Medicaid premium PMPM of approximately 2.5% effective July 1, 2010.

The medical care ratio of the Michigan health plan increased to 85.7% in the third quarter of 2010 from 81.2% in the third quarter of 2009, primarily due to higher fee-for-service costs for Medicaid members and a shift in member mix towards high medical care ratio Medicare members.

The medical care ratio of the Missouri health plan increased to 86.7% in the third quarter of 2010 from 82.3% in the third quarter of 2009, primarily due to higher inpatient fee-for-service costs and a slight decrease (approximately 1%) in premium revenue PMPM effective July 1, 2010.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

Days in medical claims and benefits payable.  Beginning January 1, 2010, and for all prior periods presented, the Company is reporting days in medical claims and benefits payable relating to fee-for-service medical claims only.  This new computation includes only fee-for-service medical care costs and related liabilities and therefore calculates the extent of reserves for those liabilities that are most subject to estimation.

The days in medical claims and benefits payable amount previously reported included all medical care costs (fee-for-service, capitation, pharmacy, and administrative), and all medical claims liabilities, including those liabilities that are typically paid concurrently, or shortly after the costs are incurred, such as capitation cost and pharmacy costs.  Medical claims liabilities used in this calculation do not include accrued costs, such as salaries, associated with the administrative portion of medical costs.

By including only fee-for-service medical costs and liabilities in this computation, the Company’s days in claims payable metric will be more indicative of the adequacy of the Company’s reserves for liabilities subject to a substantial degree of estimation.  The days in medical claims and benefits payable, excluding the Company’s new Wisconsin health plan, were as follows:

(Dollars in thousands)	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
Days in claims payable – fee-for-service only	42 days	44 days	44 days
Number of claims in inventory at end of period	110,200	106,700	107,700
Billed charges of claims in inventory at end of period	$158,900	$147,500	$145,500

Molina Medicaid Solutions (acquired May 1, 2010)

Molina Medicaid Solutions contributed $1.2 million to operating income during the third quarter of 2010, with an operating profit margin of approximately 4%.  As the Company expected, the operating profit for this segment has declined as a result of the revenue and cost recognition that commenced in Maine as of its September 1, 2010, “go-live” operational date.  In addition, and contrary to our expectations, the consulting and outside service costs for both Idaho and Maine following their respective go-live operational dates have not declined from their pre-operational levels.

Performance of Molina Medicaid Solutions for the quarter ended September 30, 2010, was as follows:

(In thousands)
Service revenue before amortization	$34,926
Amortization of contract backlog recorded as contra-service revenue	(2,655)
Service revenue	32,271

Cost of service revenue	27,605
General and administrative costs	2,195
Amortization of customer relationships intangibles	1,314
Operating income	$1,157

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MOH Reports Third Quarter 2010 Results

October 26, 2010

Consolidated Expenses

General and administrative expenses, or G&A, were $88.7 million, or 8.5% of total revenue, for the third quarter of 2010 compared with $68.6 million, or 7.5% of total revenue, for the third quarter of 2009.  Absent the $4.7 million of employee severance and settlement costs indicated below, general and administrative expense would have been 8.1% of total revenue for the third quarter of 2010.  The increase in the G&A ratio was the result of higher administrative expenses for the Health Plan segment, driven in part by the cost of the Company’s Medicare expansion, employee severance and settlement costs of $4.7 million for the quarter, and the acquisition of Molina Medicaid Solutions.

	Three Months Ended September 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Medicare-related administrative costs	$6,511	0.6%	$4,288	0.5%
Non Medicare-related administrative costs:
Employee severance and settlement costs	4,654	0.4	132	―
Molina Medicaid Solutions segment administrative costs	2,195	0.2	―	―
Health Plans segment administrative payroll, including employee incentive compensation	57,741	5.6	53,042	5.8
All other Health Plans segment administrative expense	17,559	1.7	11,101	1.2
	$88,660	8.5%	$68,563	7.5%

Premium tax expense increased to 3.5% of premium revenue in the third quarter of 2010 from 3.3% in the third quarter of 2009, primarily due to the imposition of a higher premium tax rate in Ohio effective October 1, 2009.

Depreciation and amortization expense specifically identified as such in the Company’s consolidated statements of income increased $2.1 million in the third quarter of 2010 compared with the third quarter of 2009, primarily due to depreciation of investments in infrastructure and the amortization of certain purchased intangibles associated with the acquisition of Molina Medicaid Solutions.  Beginning in the second quarter of 2010, the amortization of contract backlog associated with the acquisition of Molina Medicaid Solutions is recorded as contra-service revenue.  Additionally, most of the depreciation associated with Molina Medicaid Solutions is recorded as cost of service revenue.  The following table presents all depreciation and amortization recorded in the Company’s consolidated financial statements:

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MOH Reports Third Quarter 2010 Results

October 26, 2010

	Three Months Ended September 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Depreciation and amortization	$11,954	1.1%	$9,832	1.1%
Amortization recorded as contra-service revenue	2,655	0.3	―	―
Depreciation recorded as cost of service revenue	1,964	0.2	―	―
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$16,573	1.6%	$9,832	1.1%

Interest expense increased to $4.6 million for the third quarter of 2010 compared with $3.3 million for the third quarter of 2009.

Income tax expense was recorded at an effective rate of 36.2% in the third quarter of 2010 compared with 27.5% in the third quarter of 2009.  The lower rate in 2009 was primarily due to discrete tax benefits of $1.0 million recorded in the third quarter of 2009 primarily related to higher than previously estimated tax credits and a reassessment of liabilities for unrecognized tax benefits.

Through December 31, 2009, the Company’s income tax expense included both the Michigan business income tax, or BIT, and the Michigan modified gross receipts tax, or MGRT.  Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  The Company will continue to record the BIT as an income tax.  For the third quarter and nine months ended September 30, 2009, premium tax expense and income tax expense have been reclassified to conform to this presentation.

Nine Months Ended September 30, 2010 Compared with Nine Months Ended September 30, 2009

Health Plans

Premium revenue grew 9% in the nine months ended September 30, 2010, compared with the same period in 2009.  The revenue increase was primarily due to a membership increase of 13% as of September 30, 2010, compared with membership as of September 30, 2009.  Medicare enrollment exceeded 22,000 members at September 30, 2010, and Medicare premium revenue for the first nine months of 2010 was $188.6 million compared with $95.9 million for the same period in 2009.

On a PMPM basis, however, consolidated premium revenue decreased 1.8% because of declines in premium rates.  The impact of premium reductions tied to the elimination of the pharmacy benefit in Ohio and Missouri more than offset increased Medicare enrollment and higher Medicaid rates exclusive of the pharmacy cuts in Ohio and Missouri.  Exclusive of the pharmacy cuts, premium revenue PMPM increased approximately 4.6%.  Approximately one half of the percentage increase in PMPM revenue exclusive of the pharmacy cuts in Ohio and Missouri was due to an increase in the Company’s Medicare enrollment as a percentage of total enrollment; the other half of the increase was due to higher Medicaid premium rates.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

The medical care ratio decreased to 85.1% for the first nine months of 2010 compared with 86.5% for the first nine months of 2009.

The medical care ratio of the California health plan decreased to 84.0% for the nine months ended September 30, 2010, from 92.8% for the same period in 2009, primarily due to provider network restructuring and improved medical management.  Lower inpatient costs were the greatest contributor to the decrease in the California health plan’s medical care ratio.

The medical care ratio of the Ohio health plan decreased to 80.7% for the nine months ended September 30, 2010, from 85.5% for the same period in 2009, primarily due to an increase in Medicaid premium PMPM of approximately 6% effective January 1, 2010.

The medical care ratio of the Washington health plan increased to 84.2% for the nine months ended September 30, 2010, from 83.7% for the same period in 2009, primarily due to reduced premium rates implemented in the third quarter of 2009 that were only partially offset by the premium rate increase of approximately 2.5% that was received effective July 1, 2010.

The medical care ratio of the Michigan health plan increased to 84.4% for the nine months ended September 30, 2010, from 82.1% for the same period in 2009, primarily due to higher fee-for-service costs for Medicaid members and a shift in member mix towards high medical care ratio Medicare members.

The medical care ratio of the Missouri health plan increased to 86.5% for the nine months ended September 30, 2010, from 82.0% for the same period in 2009, primarily due to higher inpatient fee-for-service costs.

Molina Medicaid Solutions (acquired May 1, 2010)

Molina Medicaid Solutions contributed $6.2 million to operating income from the date of its acquisition on May 1, 2010, through September 30, 2010, with an operating profit margin of approximately 12%.  As the Company expected, the operating profit for this segment has declined as a result of the revenue and cost recognition that commenced in Maine as of its September 1, 2010, “go-live” operational date.  In addition, and contrary to the Company’s expectations, the consulting and outside service costs for both Idaho and Maine following their respective go-live operational dates have not declined from their pre-operational levels.

Performance of Molina Medicaid Solutions from May 1, 2010, through September 30, 2010, was as follows:

(In thousands)
Service revenue before amortization	$57,571
Amortization of contract backlog recorded as contra-service revenue	(4,246)
Service revenue	53,325

Cost of service revenue	41,859
General and administrative costs	3,161
Amortization of customer relationships intangibles	2,143
Operating income	$6,162

MOH Reports Third Quarter 2010 Results

October 26, 2010

Consolidated Expenses

General and administrative expenses were $245.6 million, or 8.2% of total revenue, for the first nine months of 2010 compared with $199.0 million, or 7.4% of total revenue, for the first nine months of 2009.  The increase in the G&A ratio was the result of higher administrative expenses for the Health Plan segment, driven in part by the cost of the Company’s Medicare expansion, employee severance and settlement costs of $5.2 million year to date, and the acquisitions of Molina Medicaid Solutions and the Wisconsin health plan.

	Nine Months Ended September 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Medicare-related administrative costs	$21,010	0.7%	$12,842	0.5%
Non Medicare-related administrative costs:
Employee severance and settlement costs	5,152	0.2	538	―
Molina Medicaid Solutions segment administrative costs	3,161	0.1	―	―
Molina Medicaid Solutions and Wisconsin plan acquisition costs	2,688	0.1	―	―
Health Plans segment administrative payroll, including employee incentive compensation	167,150	5.6	150,952	5.6
All other Health Plans segment administrative expense	46,458	1.5	34,649	1.3
	$245,619	8.2%	$198,981	7.4%

Premium tax expense increased to 3.5% of premium revenue in the first nine months of 2010 from 3.2% in the first nine months of 2009, primarily due to the imposition of a higher premium tax rate in Ohio effective October 1, 2009.

Depreciation and amortization expense specifically identified as such in the Company’s consolidated statements of income increased $4.8 million in the first nine months of 2010 compared with the first nine months of 2009, primarily due to depreciation of  investments in infrastructure and the amortization of certain purchased intangibles associated with the acquisition of Molina Medicaid Solutions.  Beginning in the second quarter of 2010, the amortization of contract backlog has been recorded as contra-service revenue.  Additionally, most of the depreciation associated with Molina Medicaid Solutions is recorded as cost of service revenue.  The following table presents all depreciation and amortization recorded in the Company’s financial statements:

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MOH Reports Third Quarter 2010 Results

October 26, 2010

	Nine Months Ended September 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Depreciation and amortization	$33,234	1.1%	$28,468	1.1%
Amortization recorded as contra-service revenue	4,246	0.1	―	―
Depreciation recorded as cost of service revenue	3,005	0.1	―	―
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$40,485	1.3%	$28,468	1.1%

Interest expense increased to $12.1 million for the first nine months of 2010 compared with $9.9 million for the first nine months of 2009. The Company incurred interest expense relating to the $105 million draw on its credit facility (beginning May 1, 2010) to fund the acquisition of Molina Medicaid Solutions.

Income tax expense was recorded at an effective rate of 37.3% for the nine months ended September 30, 2010, compared with 26.1% in the same period of 2009.  The lower rate in 2009 was primarily due to discrete tax benefits of $5.5 million recorded in the nine months ended September, 30, 2009, as a result of settling tax examinations, a reassessment of the tax liability for unrecognized tax benefits, and higher than previously estimated tax credits.

Cash Flow

Cash provided by operating activities for the first nine months of 2010 was $8.5 million compared with $130.3 million for the first nine months of 2009, a decrease of $121.8 million.

Deferred revenue, which was a source of operating cash totaling $61 million in 2009, was a use of operating cash totaling $64 million in 2010.  In 2009, the state of Ohio typically paid premiums in advance of the month the premium was earned.  Beginning in January 2010, the state of Ohio has delayed its premium payments to mid-month for the month premium is earned.  The Company does not anticipate any advance payments for the Ohio health plan’s premiums during 2010.  Cash provided by operating activities was further reduced in the third quarter as a result of the delayed passage of the California state budget for 2010-2011.  Accounts receivable at the California health plan increased $65 million between the June 30, 2010 and September 30, 2010.

Cash used in investing activities increased significantly in the first nine months of 2010 compared with the first nine months of 2009, due chiefly to the acquisition of Molina Medicaid Solutions, which totaled $131.3 million.

Cash provided by financing activities increased due to funds generated by the Company’s equity offering in the third quarter of 2010, which totaled $111.6 million, net of the underwriting discount.  Amounts borrowed under the Company’s credit facility to fund the acquisition of Molina Medicaid Solutions in the second quarter of 2010 were repaid in the third quarter using proceeds from the equity offering.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

At September 30, 2010, the Company had cash and investments (not including restricted investments) of $642.1 million, including non-current auction rate securities with a fair value of $20.3 million.  At September 30, 2010, the parent company had unrestricted cash and investments of $49.6 million, including auction rate securities with a fair value of $5.9 million.

Reconciliation of Non-GAAP to GAAP Financial Measures

EBITDA (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Operating income	$29,953	$15,089	$71,569	$57,738
Add back:
Depreciation and amortization	11,954	9,832	33,234	28,468
Amortization recorded as contra-service revenue	2,655	―	4,246	―
Depreciation recorded as cost of service revenue	1,964	―	3,005	―
EBITDA	$46,526	$24,921	$112,054	$86,206

(1)
The Company calculates EBITDA consistently on a quarterly and annual basis by adding back depreciation and amortization to operating income.  EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in its industry.

Equity Offering

The Company issued 4,350,000 shares in connection with the equity offering it conducted in the third quarter of 2010 as described above.  The offering added approximately 2.3 million and 0.8 million shares to the weighted average number of common shares outstanding for the three months and nine months ended September 30, 2010, respectively.

Wisconsin Health Plan Acquisition

On September 1, 2010, the Company completed its previously announced acquisition of Abri Health Plan, a provider of Medicaid managed care services to BadgerCare Plus and SSI Managed Care enrollees in Wisconsin, for approximately $16 million, subject to adjustments.  As of September 30, 2010, Abri Health Plan served approximately 28,000 Medicaid members in 23 counties in Wisconsin.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

Revised Guidance 2010 Details

The Company is revising its guidance for fiscal year 2010 as follows (all amounts are approximate):

Earnings per diluted share	$1.90
Net income	$52.7 million
Premium revenue	$4.1 billion
Service revenue	$94.0 million
Investment income	$6.7 million
Medical care costs	$3.4 billion
Medical care costs as a percentage of premium revenue	84.9%
Cost of service revenue	$82.5 million
Service revenue ratio	87.8%
General and administrative (G&A) expense	$333.9 million
G&A ratio	8.1%
Premium tax expense	$140.3 million
Depreciation	$27.1 million
Amortization	$18.5 million
Interest expense	$15.8 million
Income tax expense	$32.3 million
Effective tax rate for full year	38.0%
Diluted shares outstanding, year ended December 31, 2010	27.7 million
Diluted shares outstanding, quarter ended December 31, 2010	30.5 million

Conference Call

The Company’s management will host a conference call and webcast to discuss its third quarter results at 5:00 p.m. Eastern time on Tuesday, October 26, 2010.  The number to call for the interactive teleconference is (212) 231-2939.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Tuesday, October 26, 2010, through 6:00 p.m. on Wednesday, October 27, 2010, by dialing (800) 633-8284 and entering confirmation number 21482029.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.6 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.  More information about Molina Healthcare is available at www.molinahealthcare.com.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

▪
budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, or to maintain current payment rates, benefit packages, or membership eligibility thresholds and criteria;

▪
uncertainties regarding the impact of the recently enacted Patient Protection and Affordable Care Act, including the funding provisions related to health plans, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

▪	management of our medical costs, including normal season flu patterns and rates of utilization that are consistent with our expectations;
▪	the accurate estimation of incurred but not reported medical costs across our health plans;
▪
retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including our ability to retain expected Medicaid pharmaceutical rebates of approximately $800,000 per month through December 2010;

▪	the continuation and renewal of the government contracts of our health plans and if renewed, the terms on which such contracts are renewed;
▪	our ability and the ability of our providers to maintain state accreditations to participate in certain state Medicaid programs;
▪	changes with respect to our provider contracts and the loss of providers;
▪	changes in services offered, number of our members, membership mix and membership demographics;
▪	performance of our principal vendors pursuant to our vendor contracts;
▪	the integration of Molina Medicaid Solutions, including its employees, systems, and operations;
▪	the retention and renewal of the Molina Medicaid Solutions’ state government contracts on terms consistent with our expectations;
▪	the accuracy of our operating cost and capital outlay projections for Molina Medicaid Solutions;
▪
the timing of receipt and recognition of revenue and the amortization of expense under our various state contracts held by Molina Medicaid Solutions, including the state of Idaho’s acceptance of the MMIS, effective November 1, 2010;

▪	additional administrative costs and the potential payment of additional amounts to providers as a result of MMIS system issues in Idaho;
▪	the implementation of the expected 2% premium rate increase in California, retroactively effective October 1, 2010;
▪	the expansion of service into 174 rural counties by our Texas health plan under Texas' CHIP Rural Service Area Program;
▪	government audits and reviews, including the audit of our Medicare plans by CMS at the end of July 2010;
▪	the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive;
▪
the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements already included in current state contracts in New Mexico, Florida and Texas;

▪
the interpretation and implementation of at-risk premium rules in Ohio, New Mexico, and Texas that require us to meet certain quality measures in order to earn  all of our contractual revenue in those states;

▪	up-coding by providers or billing in a manner at material variance with historic patterns;
▪	approval by state regulators of dividends and distributions by our subsidiaries;
▪	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
▪	high dollar claims related to catastrophic illness;
▪	the favorable resolution of litigation or arbitration matters;
▪	restrictions and covenants in our credit facility;
▪	the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment;
▪	the relatively small number of states in which we operate health plans and the impact on the consolidated entity of adverse developments in any single health plan;
▪	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;
▪	a state’s failure to renew its federal Medicaid waiver;
▪	an unauthorized disclosure of confidential member information;
▪	changes in laws regarding the transmission, security and privacy of protected health information and costs associated to comply with such changes;
▪	changes generally affecting the managed care or Medicaid management information systems industries;
▪	increases in government surcharges, taxes and assessments;
▪	general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent our judgment as of October 26, 2010, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Premium revenue	$1,005,115	$914,805	$2,947,020	$2,697,796
Service revenue	32,271	–	53,325	–
Investment income	1,760	1,707	4,880	7,336
Total operating revenue	1,039,146	916,512	3,005,225	2,705,132

Expenses:
Medical care costs	845,937	792,771	2,508,366	2,333,865
Cost of service revenue	27,605	–	41,859	–
General and administrative expenses	88,660	68,563	245,619	198,981
Premium tax expenses (1)	35,037	30,257	104,578	87,612
Depreciation and amortization	11,954	9,832	33,234	28,468
Total expenses	1,009,193	901,423	2,933,656	2,648,926
Gain on purchase of convertible senior notes	–	–	–	1,532
Operating income	29,953	15,089	71,569	57,738
Interest expense	(4,600)	(3,279)	(12,056)	(9,917)

Income before income taxes	25,353	11,810	59,513	47,821
Income tax expense (1)	9,180	3,246	22,171	12,481
Net income	$16,173	$8,564	$37,342	$35,340

Net income per share:
Basic	$0.58	$0.34	$1.41	$1.36
Diluted	$0.57	$0.33	$1.39	$1.36

Weighted average number of common shares and potentially dilutive common shares outstanding	28,363	25,630	26,802	26,058

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	82.1%	84.6%	83.0%	84.5%
Ratio of medical care costs not paid directly to providers to premium revenue	2.1	2.1	2.1	2.0
Medical care ratio (2)	84.2%	86.7%	85.1%	86.5%
General and administrative expense ratio (3)	8.5%	7.5%	8.2%	7.4%
Premium tax ratio (1), (2)	3.5%	3.3%	3.5%	3.2%
Effective tax rate (1)	36.2%	27.5%	37.3%	26.1%

(1)
Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  For the three months and nine months ended September 30, 2009, premium tax expense and income tax expense have been reclassified to conform to this presentation.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	Sept. 30, 2010	Dec. 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$426,455	$469,501
Investments	195,358	174,844
Receivables	225,547	136,654
Income and related taxes refundable	2,755	6,067
Deferred income taxes	7,580	8,757
Prepaid expenses and other current assets	25,185	15,583
Total current assets	882,880	811,406
Property and equipment, net	91,826	78,171
Deferred contract costs	20,255	−
Intangible assets, net	115,270	80,846
Goodwill and indefinite-lived intangible assets	213,261	133,408
Investments	20,294	59,687
Restricted investments	45,047	36,274
Receivable for ceded life and annuity contracts	25,134	25,455
Other assets	17,463	19,988
	$1,431,430	$1,245,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$355,140	$316,516
Accounts payable and accrued liabilities	117,299	71,732
Deferred revenue	37,648	101,985
Total current liabilities	510,087	490,233
Long-term debt	162,700	158,900
Deferred income taxes	16,773	12,506
Liability for ceded life and annuity contracts	25,134	25,455
Other long-term liabilities	19,004	15,403
Total liabilities	733,698	702,497

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 30,207 shares at September 30, 2010, and 25,607 shares at December 31, 2009	30	26
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital	247,845	129,902
Accumulated other comprehensive loss	(2,107)	(1,812)
Retained earnings	451,964	414,622
Total stockholders’ equity	697,732	542,738
	$1,431,430	$1,245,235

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating activities:
Net income	$16,173	$8,564	$37,342	$35,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,573	9,832	40,485	28,468
Unrealized (gain) loss on trading securities	(1,310)	101	(4,170)	(3,509)
Loss (gain) on rights agreement	1,196	(92)	3,807	3,204
Deferred income taxes	3,839	(923)	4,463	2,322
Stock-based compensation	2,760	2,272	7,268	5,730
Non-cash interest on convertible senior notes	1,291	1,197	3,800	3,563
Gain on purchase of convertible senior notes	–	–	–	(1,532)
Amortization of deferred financing costs	591	344	1,278	1,040
Tax deficiency from employee stock compensation	(293)	(157)	(676)	(704)
Changes in operating assets and liabilities:
Receivables	(63,298)	7,311	(64,896)	(15,567)
Prepaid expenses and other current assets	(3,159)	(278)	(8,307)	454
Medical claims and benefits payable	4,863	(5,593)	33,947	10,672
Accounts payable and accrued liabilities	(12,827)	9,586	15,131	(6,140)
Deferred revenue	18,343	6,743	(64,337)	61,381
Income taxes	(1,583)	(3,464)	3,327	5,561
Net cash (used in) provided by operating activities	(16,841)	35,443	8,462	130,283
Investing activities:
Purchases of property and equipment	(14,395)	(8,466)	(31,918)	(28,390)
Purchases of investments	(70,852)	(55,153)	(162,620)	(127,335)
Sales and maturities of investments	68,357	67,478	185,193	149,770
Net cash acquired (paid) in business combinations	7,169	(10,900)	(127,231)	(10,900)
Increase in deferred contract costs	(12,598)	–	(20,616)	–
Increase in restricted investments	(3,759)	2,336	(8,513)	(4,198)
Increase in other assets	(57)	884	(389)	(1,877)
Increase (decrease) in other long-term liabilities	1,640	(16)	2,729	(8,788)
Net cash used in investing activities	(24,495)	(3,837)	(163,365)	(31,718)
Financing activities:
Amount borrowed under credit facility	–	–	105,000	–
Proceeds from common stock offering, net of underwriting discount	111,578	–	111,578	–
Repayment of amount borrowed under credit facility	(105,000)	–	(105,000)	–
Treasury stock purchases	–	–	–	(27,712)
Purchase of convertible senior notes	–	–	–	(9,653)
Equity offering costs paid	(332)	–	(332)	–
Credit facility fees paid	–	–	(1,671)	–
Excess tax benefits from employee stock compensation	241	26	420	26
Proceeds from employee stock plans	319	–	1,862	1,081
Net cash provided by (used in) financing activities	6,806	26	111,857	(36,258)
Net (decrease) increase in cash and cash equivalents	(34,530)	31,632	(43,046)	62,307
Cash and cash equivalents at beginning of period	460,985	417,837	469,501	387,162
Cash and cash equivalents at end of period	$426,455	$449,469	$426,455	$449,469

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	Sept. 30, 2010	June 30, 2010	Dec. 31, 2009	Sept. 30, 2009
California	349,000	348,000	351,000	355,000
Florida	57,000	54,000	50,000	43,000
Michigan	225,000	226,000	223,000	210,000
Missouri	79,000	78,000	78,000	78,000
New Mexico	91,000	93,000	94,000	90,000
Ohio	241,000	234,000	216,000	208,000
Texas	96,000	42,000	40,000	31,000
Utah	78,000	77,000	69,000	69,000
Washington	353,000	346,000	334,000	327,000
Wisconsin (1)	28,000	–	–	–
	1,597,000	1,498,000	1,455,000	1,411,000

Total Ending Membership By State for the Medicare Advantage Plans (1):
California	4,300	3,600	2,100	1,900
Florida	500	500	–	–
Michigan	5,700	5,000	3,300	2,700
New Mexico	600	600	400	400
Texas	600	600	500	500
Utah	8,600	8,100	4,000	3,500
Washington	2,300	1,900	1,300	1,100
	22,600	20,300	11,600	10,100

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,500	13,600	13,900	13,700
Florida	9,500	9,300	8,800	8,700
Michigan	31,400	31,600	32,200	30,200
New Mexico	5,700	5,800	5,700	5,700
Ohio	27,900	27,400	22,600	19,600
Texas	18,900	18,500	17,600	17,500
Utah	7,900	7,600	7,500	7,700
Washington	3,700	3,700	3,200	3,200
Wisconsin (1)	1,700	–	–	–
	120,200	117,500	111,500	106,300

(1)
The Company acquired the Wisconsin health plan on September 1, 2010.  As of September 30, 2010, the Wisconsin health plan had approximately 3,000 Medicare Advantage members covered under a reinsurance contract with a third party; these members are not included in the membership tables herein.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

		Three Months Ended September 30, 2010
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	1,046	$128,350	$122.75	$103,002	$98.51	80.3%	$1,888
Florida	169	43,485	256.25	42,258	249.02	97.2	-14
Michigan (2)	675	156,609	232.05	134,238	198.90	85.7	9,655
Missouri	236	52,952	224.63	45,930	194.84	86.7	–
New Mexico	274	93,602	341.38	78,121	284.92	83.5	2,170
Ohio	715	210,651	294.55	171,051	239.18	81.2	16,734
Texas	180	48,188	267.95	43,129	239.82	89.5	861
Utah	234	67,566	289.28	57,381	245.67	84.9	–
Washington	1,051	195,578	186.03	155,307	147.73	79.4	3,622
Wisconsin (3)	28	6,310	224.18	6,154	218.65	97.5	–
Other (4)	–	1,824	–	9,366	–	–	121
	4,608	$1,005,115	$218.12	$845,937	$183.58	84.2%	$35,037

		Three Months Ended Septemer 30, 2009
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	1,065	$122,048	$114.61	$112,663	$105.80	92.3%	$3,700
Florida	109	27,292	250.27	25,931	237.80	95.0	10
Michigan (2)	629	136,262	216.74	110,577	175.89	81.2	8,663
Missouri	232	60,867	261.76	50,075	215.35	82.3	–
New Mexico	264	105,721	400.04	86,678	327.99	82.0	2,953
Ohio	618	204,565	331.22	175,187	283.65	85.6	11,167
Texas	93	26,299	282.13	26,904	288.61	102.3	574
Utah	203	46,849	231.14	43,346	213.86	92.5	–
Washington	979	182,096	185.99	151,099	154.33	83.0	3,131
Wisconsin (3)	–	–	–	–	–	–	–
Other (4)	–	2,806	–	10,311	–	–	59
	4,192	$914,805	$218.17	$792,771	$189.07	86.7%	$30,257

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(3)	The Company acquired the Wisconsin health plan on September 1, 2010.
(4)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

		Nine Months Ended September 30, 2010
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	3,158	$376,811	$119.32	$316,569	$100.24	84.0%	$5,153
Florida	483	124,035	256.70	116,079	240.23	93.6	-2
Michigan (2)	2,029	468,723	230.98	395,450	194.87	84.4	29,305
Missouri	704	156,874	222.83	135,766	192.85	86.5	–
New Mexico	834	281,149	336.93	225,346	270.06	80.2	7,161
Ohio	2,083	641,683	308.11	517,951	248.70	80.7	50,251
Texas	426	130,881	307.51	114,593	269.24	87.6	2,247
Utah	685	191,040	278.99	179,816	262.60	94.1	–
Washington	3,080	562,836	182.75	473,609	153.78	84.2	10,278
Wisconsin (3)	28	6,310	224.18	6,154	218.65	97.5	–
Other (4)	–	6,678	–	27,033	–	–	185
	13,510	$2,947,020	$218.14	$2,508,366	$185.67	85.1%	$104,578

		Nine Months Ended September 30, 2009
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	3,076	$354,001	$115.09	$328,386	$106.76	92.8%	$10,411
Florida	245	66,322	270.67	61,054	249.17	92.1	10
Michigan (2)	1,872	405,576	216.72	332,974	177.93	82.1	26,039
Missouri	695	177,715	255.62	145,631	209.47	82.0	–
New Mexico	763	301,947	395.79	258,954	339.43	85.8	8,035
Ohio	1,774	586,672	330.73	501,606	282.77	85.5	32,090
Texas	283	93,655	330.78	79,161	279.59	84.5	1,830
Utah	587	155,385	264.67	140,791	239.81	90.6	–
Washington	2,850	546,520	191.76	457,625	160.57	83.7	9,142
Wisconsin (3)	–	–	–	–	–	–	–
Other (4)	–	10,003	–	27,683	–	–	55
	12,145	$2,697,796	$222.08	$2,333,865	$192.12	86.5%	$87,612

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(3)	The Company acquired the Wisconsin health plan on September 1, 2010.
(4)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$601,836	$130.60	71.1%	$515,164	$122.86	65.0%
Capitation	136,425	29.61	16.1	140,551	33.52	17.7
Pharmacy	76,049	16.50	9.0	104,274	24.87	13.2
Other	31,627	6.87	3.8	32,782	7.82	4.1
	$845,937	$183.58	100.0%	$792,771	$189.07	100.0%

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$1,763,675	$130.55	70.3%	$1,521,371	$125.24	65.2%
Capitation	410,321	30.37	16.4	413,351	34.03	17.7
Pharmacy	241,290	17.86	9.6	306,168	25.20	13.1
Other	93,080	6.89	3.7	92,975	7.65	4.0
	$2,508,366	$185.67	100.0%	$2,333,865	$192.12	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
Fee-for-service claims incurred but not paid (IBNP)	$271,285	$268,652	$237,495
Capitation payable	53,410	49,101	39,361
Pharmacy payable	14,663	13,385	21,100
Other	15,782	14,462	5,158
	$355,140	$345,600	$303,114

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MOH Reports Third Quarter 2010 Results

October 26, 2010

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  Claims information presented below does not include the Company’s new Wisconsin health plan.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Six Months Ended June 30, 2010	Year Ended Dec. 31, 2009
Balances at beginning of period	$316,516	$292,442	$316,516	$292,442
Components of medical care costs related to:
Current period	2,554,579	2,381,903	1,705,411	3,227,794
Prior periods	(46,213)	(48,038)	(42,982)	(51,558)
Total medical care costs	2,508,366	2,333,865	1,662,429	3,176,236
Payments for medical care costs related to:
Current period	2,219,296	2,089,417	1,389,307	2,919,240
Prior periods	250,446	233,776	244,038	232,922
Total paid	2,469,742	2,323,193	1,633,345	3,152,162
Balances at end of period	$355,140	$303,114	$345,600	$316,516

Benefit from prior period as a percentage of:
Balance at beginning of period	14.6%	16.4%	13.6%	17.6%
Premium revenue	1.5%	1.8%	2.2%	1.4%
Total medical care costs	1.8%	2.1%	2.6%	1.6%

Days in claims payable, fee for service only	42	44	44	44
Number of members at end of period	1,597,000	1,411,000	1,498,000	1,455,000
Number of claims in inventory at end of period	110,200	107,700	106,700	93,100
Billed charges of claims in inventory at end of period	$158,900	$145,500	$147,500	$131,400
Claims in inventory per member at end of period	0.07	0.08	0.07	0.06
Billed charges of claims in inventory per member at end of period	$99.50	$103.12	$98.46	$90.31
Number of claims received during the period	10,701,900	9,427,400	7,066,100	12,930,100
Billed charges of claims received during the period	$8,615,500	$7,180,800	$5,605,400	$9,769,000

-END-